Exhibit 3.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

HOMEFED LLC

This Limited Liability Company Agreement (this “Agreement”) of HomeFed LLC is entered into this 1st day of July, 2019 by Jefferies Financial Group Inc. (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1.    Name. The name of the limited liability company governed hereby is HomeFed LLC (the “Company”).

2.    Certificates. James Higgins, as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4.    Powers. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 11.

5.    Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6.    Registered Office. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, State of Delaware, 19801.

7.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle, State of Delaware, 19801.

8.    Name, Mailing Address and Ownership Interests of the Member. The Member’s ownership interests in the Company shall be represented by units (the “Units”). The total number of Units that the Company shall have authority to issue is 100 Units. The name, mailing address and the initial number of Units issued to the Member and the aggregate percentage of all issued and outstanding Units held by the Member, are as follows:

Member Name	Address	Number of Units Issued	Percentage of Membership Interests Issued and Outstanding
Jefferies Financial Group Inc.	520 Madison Avenue New York, New York 10022	100	100%

9.    Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 21 of this Agreement.

10.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11.    Distributions. The Member shall be entitled to receive distributions, including, without limitation, tax distributions or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Member, in its sole discretion, out of funds of the Company legally available therefore, net of any reserves, payable on such record date to the Member. All determinations made pursuant to this Section 11 shall be made by the Member in its sole discretion.

12.    Management.

a.    The business and affairs of the Company shall be managed by the Member. Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b.    Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person any or all of its powers,

rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may determine.

c.    The Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

d.    The Member shall have the powers set forth above until its inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

e.    The Member may be compensated for its services to the Company, as determined in its sole discretion.

13.    Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Effective as of the Effective Time (as defined in that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 12, 2019 and as amended on May 2, 2019, by and among the Member, Heat Merger Sub, LLC and HomeFed Corporation), the Officers shall be the officers of HomeFed Corporation as of immediately prior to the Effective Time (as defined in the Merger Agreement) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with this Agreement. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13 may be revoked at any time by the Member.

14.    Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15.    Exculpation.

a.    Subject to applicable law, none of the Member, any affiliate of the Member and each of its officers, directors, employees, shareholders, partners, managers and members and each Officer of the Company (each, an “Indemnified Party,” each of which shall be a third party beneficiary of this Agreement solely for purposes of Section 16) shall be liable, in damages or otherwise, to the Company, the Member or any of their affiliates for any act or omission performed or omitted by any of them in good faith and in a manner which such Indemnified Party reasonably believed to be in the best interests of the Company (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including that of legal counsel as to matters of law, accountants as to matters of accounting, or investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct or fraud.

b.    To the extent that, at law or in equity, any Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, such Indemnified Party acting under this Agreement shall not be liable to the Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party, to the maximum extent permitted by applicable law.

16.    Indemnification.

a.    To the fullest extent permitted by applicable law, the Company shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against any Indemnified Party, from and against any loss or damage incurred by an Indemnified Party or by the Company for any act or omission taken or suffered by such Indemnified Party in good faith and in a manner which such Indemnified Party reasonably believed to be in the best interests of the Company (including any act or omission taken or suffered by any of them in reliance upon and in accordance with the opinion or advice of experts, including that of legal counsel as to matters of law, accountants as to matters of accounting, or investment bankers or appraisers as to matters of valuation) in connection with the business of the Company, including costs and reasonable attorneys’ fees and any amount expended in the settlement of any claims or loss or damage, except with respect to (i) any act taken by such Indemnified Party purporting to bind the Company that has not been authorized pursuant to this Agreement or (ii) any act or omission with respect to which such Indemnified Party was grossly negligent or engaged in intentional misconduct or fraud.

b.    The satisfaction of any indemnification obligation pursuant to Section 16(a) shall be from and limited to Company assets (including insurance and any agreements pursuant to which the Company, its officers or employees are entitled to indemnification) and the Member, in its capacity as such, shall not be subject to personal liability therefor.

c.    Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount to the extent that it shall be determined upon final adjudication after all possible appeals have been exhausted that such Indemnified Party is not entitled to be indemnified hereunder.

d.    The Company may purchase and maintain insurance on behalf of all Officers, the Member and other Indemnified Parties against any liability which may be asserted against, or expense which may be incurred by, any such Person in connection with the business of the Company and the Company’s other activities.

e.    The provisions set forth in this Section 16 apply to an Indemnified Party even after such Indemnified Party ceases to be a Member, or an affiliate of the Member, or ceases to be an officer, director, employee, shareholder, partner, manager or member of the Member, or an affiliate of the foregoing, or otherwise ceases to be an employee of the Company, but only with respect to such claims, judgments, losses or damages arising or incurred in, or relating to, the period during which such Indemnified Party was a Member, or an officer, director, employee, shareholder, partner, manager or member of the Member, or an employee of the Company.

17.    Primary Obligation. With respect to any indemnification claim asserted by an Indemnified Party who is or was employed, retained or otherwise associated with, or appointed or nominated by, the Member or any of its affiliates and who acts or serves or acted or served as a director, officer, manager, fiduciary, employee, consultant, advisor or agent of, for or to the Company or any of its subsidiaries, and for which such Indemnified Party may seek indemnification from the Company, the Member or any of their respective affiliates, the Company or its subsidiaries shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Party acting in such capacity or capacities on behalf, or at the request, of the Company or any of its subsidiaries, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract (including this Agreement) or otherwise. Notwithstanding the fact that the Member and any of its affiliates other than the Company and its subsidiaries (such persons, together with their respective heirs, successors and assigns, the “Investor Parties”), may have concurrent liability to an Indemnified Party with respect to the Indemnity Obligations, the Company hereby agrees that in no event shall the Company or any of its subsidiaries have any right or claim against any of the Investor Parties for contribution or have rights of subrogation against any Investor Parties through an Indemnified Party for any payment made by the Company or any of its subsidiaries with respect to any Indemnity Obligation. For the avoidance of doubt, any insurance coverage for any Indemnity Obligation provided, obtained or paid for by the Company or any of its subsidiaries, on the one hand, and any Investor Party, on the other hand, shall be subject to the same primary and secondary liability hierarchy set forth in this Section 17, and the Company and its subsidiaries will use commercially reasonable efforts to ensure that any insurance policies purchased or maintained by the Company or its subsidiaries reflect the foregoing. In addition, the Company hereby agrees that in the event that any Investor Parties pay or advance to an Indemnified Party any amount with respect to an Indemnity Obligation, the Company will, or will cause its subsidiaries to, as applicable, promptly reimburse such Investor Parties for such payment or advance upon request. The Company and the Indemnified Parties agree that the Investor Parties are express third party beneficiaries of Section 15, Section 16 and this Section 17.

18.    Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

19.    Termination of Membership. The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 20 shall, on its bankruptcy devolve on its legal representative for the purpose of settling its estate or administering its property.

20.    Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

21.    Dissolution.

a.    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the bankruptcy or withdrawal of the Member, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

22.    Tax Classification. The Company shall be treated as a “disregarded entity” (within the meaning of Treasury Regulation § 301.7701-3) for U.S. federal income tax purposes. The Company (i) will not elect to be treated as an association taxable as a corporation, (ii) will, to the extent necessary, timely take such actions to ensure that it is treated as a disregarded entity, and (iii) will elect corresponding treatment for all state and local tax purposes.

23.    Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

24.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

25.    Exclusive Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be exclusively subject to and governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to conflict of laws or other principles which may result in the application of laws other than the internal laws of the State of Delaware. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement shall be exclusively heard and determined in the Court of Chancery of the State of

Delaware, and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH OF THE PARTIES HERETO (INCLUDING THE MEMBER) IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

26.    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

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IN WITNESS WHEREOF, the undersigned, being the Member of the Company and intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

JEFFERIES FINANCIAL GROUP INC.

By:	/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	Executive Vice President and General Counsel

[LLC AGREEMENT OF HOMEFED LLC]